Exhibit 2.2
AMENDMENT NUMBER TWO TO ASSET PURCHASE AGREEMENT
This AMENDMENT NUMBER TWO TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of September 14, 2018 (the “Effective Date”), is made by and among Kimball Electronics Indiana, Inc., an Indiana corporation (“Buyer”), on the one hand, and GES Holdings, Inc., a California corporation (“GES Holdings”); Global Equipment Services and Manufacturing, Inc., a California corporation (“GES”); GES Infotek Pvt. Ltd., a private limited company registered under the laws of India (“GES Infotek”); GES Japan KK, a kabushiki kaisha registered under the laws of Japan (“GES Japan”); Global Equipment Services and Manufacturing (Suzhou) Co., Ltd., a limited liability company registered under the laws of China (“GES Suzhou”); and Suzhou Global Equipment Services and Trading Co., Ltd. a limited liability company registered under the laws of China (“Suzhou Trading”), and each of GES Holdings, GES, GES Infotek, GES Japan, GES Suzhou and Suzhou Trading individually, a “Seller” and, collectively, “Sellers”); and GES Holdings, in its capacity as representative of each of the Sellers (“Sellers’ Representative”), on the other hand. Each of Buyer, Sellers and Sellers’ Representative are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”.
W I T N E S E T H:
WHEREAS, the Parties are party to that certain Asset Purchase Agreement dated as of May 11, 2018 (the “Purchase Agreement”);
WHEREAS, all capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Purchase Agreement;
WHEREAS, pursuant to the Purchase Agreement, Kimball Electronics Netherlands II B.V., GES and GES Vietnam entered into that certain Charter Capital Sale and Purchase Agreement dated as of May 21, 2018 (the “Vietnam SPA”)
WHEREAS, on July 12, 2018 the Parties entered into that certain Amendment Number One to Asset Purchase Agreement whereby the dates provided in Section 9.1 of the Purchase Agreement were replaced with “August 31, 2018”;
WHEREAS, the Parties acknowledge and agree that more time is needed for the commencement of Closing and wish to amend the dates provided in Section 9.1 of the Purchase Agreement to provide greater flexibility as to the timing of Closing and further desire to amend certain other sections of the Purchase Agreement as set forth herein;
WHEREAS, each Seller covenants in Section 7.9 of the Purchase Agreement to change its name to one sufficiently dissimilar to such Seller’s present name and the Parties desire to waive such covenant;
WHEREAS, Section 2.7(a)(x) of the Purchase Agreement provides that each Seller shall deliver a certificate of the Secretary certifying, among other things, the change of name of each Seller as contemplated by Section 7.9 at or prior to the Closing and the Parties desire to waive such closing condition; and
WHEREAS, in accordance with Section 10.14 of the Purchase Agreement, the Parties have determined to amend the Purchase Agreement and waive certain closing conditions and covenants as set forth in this Amendment;

AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Amendment.
(a)    Section 9.1(c), Section 9.1(e) and Section 9.1(f) of the Purchase Agreement are hereby amended by deleting the date “August 31, 2018” in its entirety and replacing such date with “October 1, 2018”.
(b)    Section 3.14(b) is hereby added to the Disclosure Schedules as set forth on Exhibit A attached hereto (the matters on such Exhibit to be referred to herein as the “Vietnam Tax Matters”).
(c)    The first sentence of Section 2.3 of the Purchase Agreement is hereby amended and restated by deleting such sentence in its entirety and replacing it with the following sentence:
“ The consideration for the Acquired Assets (the “Purchase Price”) will be equal to (a) the sum of: (i) Fifty Million Dollars ($50,000,000) plus (the “Base Purchase Price”), (ii) the Closing Adjustment Amount, and (iii) any and all penalties, fines, and/or administrative fees assessed on any Seller and/or GES Vietnam by a Governmental Body in Vietnam with respect to the Vietnam SPA, any related agreements, and/or filings of any kind, including, without limitation, tax declarations, payments and/or administrative submissions; plus (b) the aggregate amount of the Assumed Liabilities.”
(d)     Section 9.1(g) of the Purchase Agreement is hereby amended and restated by deleting such section in its entirety and replacing it with the following:
“by either Buyer or Sellers’ Representative if any party to this Agreement requests any further amendments to this Agreement.”
(e) Section 6.1(a) of the Purchase Agreement is hereby amended and restated in its entirety by replacing it with the following:
“(a) The representations and warranties of Buyer herein contained shall have been true and correct as of the date hereof in all material respects and shall continue to be true and correct as of the Closing Date in all material respects with the same force and effect as though made as of the Closing Date, other than as provided in the Disclosure Schedules as amended by Amendment Number Two to this Agreement; provided, however, that with respect to any representation or warranty that contains an express materiality limitation, such representation or warranty shall be true and correct in all respects.”
2.    Waiver.
(a)    The Parties hereby waive (i) any requirements and covenants of the Sellers to change their respective names as set forth in Section 7.9 of the Purchase Agreement and (ii) the closing condition set forth in Section 2.7(a)(x) of the Purchase Agreement that each Seller deliver a certificate of the Secretary certifying as to the name change of Seller, except as such covenants and closing conditions apply to GES and GES Holdings.

(b)    The Buyer hereby waives the closing condition set forth in Section 6.2(a) that the representations and warranties of each Seller contained in the Purchase Agreement be true and correct as of the date of the Purchase Agreement insofar as such closing condition applies to the representations and warranties made by each Seller in Section 3.14(b) of the Purchase Agreement as of the date of the Purchase Agreement and as of the Closing Date; provided, however, that nothing in this Amendment shall affect the “tax indemnification” obligations of the Sellers under Section 7.2 of the Purchase Agreement or the terms of Section 6.2 of the Vietnam SPA. For the avoidance of doubt, GES Holdings shall be directly responsible for such tax indemnification obligations in accordance with the provisions of the Purchase Agreement, as amended by this Amendment.
3.    Resolution of Vietnam Tax Issues. Subject in all respects to the provisions of Section 6.2 of the Vietnam SPA, GES Holdings, in its capacity as the parent of GES and in its capacity as the Sellers’ Representative, agrees to resolve all of the Vietnam Tax Matters with respect to any Pre-Closing Tax Period, by entering into negotiations with, submitting documents to and making all payments to Governmental Bodies as deemed necessary by such Governmental Bodies to accomplish such result. GES Holdings shall provide Buyer with: (a) regular (no less frequently than once per week, assuming there are substantive matters to disclose from the previous update) written updates of its efforts to resolve the Vietnam Tax Matters; (b) copies of all reports and analysis of Ernst & Young LLP (“E&Y”) with respect to the Vietnam Tax Matters, in each case no later than 3 days after which any such documents are received by GES Holdings; and (c) copies of all Tax filings and other written communications made by GES Holdings, GES or GES Vietnam with respect to the Vietnam Tax Matters, in each case no later than 3 days following the date on which such filings or communications are made, provided, however, that Buyer shall not be entitled to prior review or approval of any such filings or communications. Seller and Buyer will establish an additional escrow pursuant to an additional escrow agreement between Seller, Buyer and the Escrow Agent in the amount of $2 million (the “Additional Escrow Amount”) providing for: (a) payments to the relevant Governmental Body to pay such Vietnam Tax Matters at the request of Seller in amounts shown on proposed tax filings provided to the Escrow Agent and Buyer at the time each such payment is requested to be made by the Seller; (b) full distribution of all remaining amounts in respect of the Additional Escrow Amount to the Seller after the Seller has produced evidence of filing and payment of all of the relevant obligations relating to the Vietnam Tax Matters in accordance with the recommendations of E&Y; and (c) notwithstanding any other provision of this Amendment to the contrary, if the Additional Escrow Amount is not distributed sooner, full distribution of all remaining amounts in respect of the Additional Escrow Amount to the Seller on the date which is two years following the Closing Date.
4.    Vietnam Closing Mechanics. Buyer hereby agrees to release the GES Vietnam Purchase Price, plus sufficient funds to cover any and all penalties, interest, fines, and/or administrative fees (“Fees”) assessed on any Seller and/or GES Vietnam by a Governmental Body in Vietnam relating to the GES Vietnam Purchase Price (together referred to as “Funds”). Buyer further agrees to transfer all such Funds into the Direct Investment Bank Account (“DICA”) of GES Vietnam by October 1, 2018. Buyer further agrees that it shall defend, indemnify and hold Seller and GES VN harmless from any and all claims, injuries, damages, losses or suits including attorney fees, arising out of or in connection with (a) any requests for further disclosures of any documents by any Governmental Body in Vietnam, and/or (b) the failure to pay Fees on a timely basis as determined by the applicable Governmental Body in Vietnam. The Parties agree that any such Fees are the responsibility of Buyer and shall be reconciled as part of the closing adjustments. Buyer further agrees that Seller and GES Vietnam shall have seven (7) days post-Closing to satisfy clause 4.3(g) of the Charter Capital Sale and Purchase Agreement; provided, however, that Seller shall provide Buyer with a bank statement dated 28 September 2018 reflecting the up-to-date outstanding loan owed by GES VN to HCMC Vietcombank (as defined in the Vietnam SPA).

5.    Counterparts. This Amendment may be executed by one or more of the Parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
6.    Meaning of “Agreement”. The term “Agreement” as used in the Purchase Agreement, shall, unless otherwise specified or unless the context otherwise requires, mean and include the Purchase Agreement and this Amendment, together, it being the intent of the Parties that each of the foregoing be applied and construed as a single instrument. In the event of any conflict or inconsistencies between this Amendment and the Purchase Agreement, the provisions of this Amendment shall control.
7.    Ratification and Confirmation of the Purchase Agreement. The Parties do hereby ratify and reaffirm all of the terms and provisions of the Purchase Agreement, which, as amended and supplemented by this Amendment shall remain in full force and effect.
[Signature page immediately follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SELLERS:
GES Holdings, Inc., a California corporation		Global Equipment Services and Manufacturing (Suzhou) Co., Ltd., a limited liability company registered under the laws of China

By:	/s/ Don Tran	By:	/s/ Seo Ping Ng
Name: Title:	Don Tran CEO	Name: Title:	Seo Ping Ng CEO/President APAC

Global Equipment Services and Manufacturing, Inc., a California Corporation		Suzhou Global Equipment Services and Trading Co., Ltd., a limited liability company registered under the laws of China

By:	/s/ Don Tran	By:	/s/ Seo Ping Ng
Name: Title:	Don Tran CEO	Name: Title:	Seo Ping Ng CEO/President APAC

GES Japan KK, a kabushiki kaisha registered under the laws of Japan		GES Infotek Pvt. Ltd., a private limited company registered under the laws of India

By:	/s/ Gautam Shankar	By:	/s/ Gautam Shankar
Name: Title:	Gautam Shankar President, GES Japan	Name: Title:	Gautam Shankar CEO, GES Infotek

SELLERS’ REPRESENTATIVE:
GES Holdings, Inc., a California corporation

By:	/s/ Don Tran
Name: Title:	Don Tran CEO

[Signature Page to Amendment Number Two to Asset Purchase Agreement]

BUYER:

Kimball Electronics Indiana, Inc., an Indiana corporation

By:	/s/ Chris Thyen
Name: Title:	Chris Thyen Vice President

[Signature Page to Amendment Number Two to Asset Purchase Agreement]